                                                                     EXHIBIT 4.4

NEITHER THIS DEBENTURE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES. THIS DEBENTURE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS DEBENTURE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: May 30, 2002

No. 1                                                                $25,000,000

                                MERIX CORPORATION
                   6.5% CONVERTIBLE DEBENTURE DUE MAY 30, 2007

         THIS DEBENTURE is one of a series of duly authorized and issued debentures of Merix Corporation, a corporation organized under the laws of the state of Oregon (the "Company"), designated as its 6.5% Convertible Debentures due May 30, 2007 in the aggregate principal amount of Twenty Five Million Dollars ($25,000,000) (collectively, the "Debentures").

         FOR VALUE RECEIVED, the Company promises to pay to the order of SF Capital Partners Ltd. or its registered assigns (the "Holder") the principal sum of Twenty Five Million Dollars ($25,000,000) and any additional sums due pursuant to the terms hereof, on May 30, 2007, or such earlier date as the Debentures are required or permitted to be repaid as provided hereunder (the "Maturity Date"), and to pay interest to the Holder on the principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions.

         1. Definitions. As used in this Debenture, the following terms shall have the meanings set forth in this Section 1:

         "Bankruptcy Event" means any of the following events: (a) the Company or any subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any subsidiary thereof fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

         "Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York or the State of Oregon are authorized or required by law or other governmental action to close.

         "Change of Control Prepayment Price" for the principal amount of the Debentures to be prepaid under Section 7 shall mean the sum of: (i) 110% of the principal amount then outstanding of the Debentures to be prepaid and (ii) all accrued and unpaid interest, other amounts, costs, expenses and liquidated damages due in respect of the Debentures.

         "Change of Control Transaction" means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, , unless approved by the Company's Board of Directors, then in excess of 50% of the voting securities of the Company, (ii) a replacement at one time or over time of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Company with or into another entity that is not wholly-owned by the Company, immediately after the closing of which either: (x) the holders of the voting securities of the Company immediately prior to the merger own less than 66 2/3% of the voting securities of the surviving corporation immediately after the merger or (y) a majority of the board of directors of the surviving corporation does not consist of persons who were directors of the Company immediately prior to the closing of the merger, (iv) a consolidation or sale of 50% or more of the assets of the Company in one or a series of related transactions, or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i)-(iv).

         "Closing Date" shall have the meaning set forth in the Purchase Agreement.

         "Closing Price" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the closing sales price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market on which the Common Stock is then listed or quoted; (b) if the Common Stock is not then listed or quoted on an Eligible Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing sales price per share of the

Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on an Eligible Market or the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent sales price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the Company's common stock, no par value, and stock of any other class into which such shares may be reclassified or changed.

         "Common Stock Equivalents" means any securities of the Company or a subsidiary thereof which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

         "Conversion Date" is the date specified in a Conversion Notice to effect conversions of Debentures under Section 5(b)(i), which date may not be prior to the date the Holder delivers such Conversion Notice. If no Conversion Date is specified in a Conversion Notice, then the Conversion Date for such notice shall be the date that such notice is deemed delivered hereunder.

         "Conversion Price" means $19.41 subject to adjustment in accordance with Section 5.

         "Debt Ratio" means, on any Business Day, a fraction where the numerator equals the aggregate Indebtedness of the Company on such Business Day and the denominator equals the sum of the (i) aggregate Indebtedness of the Company on such Business Day, (ii) Shareholders' equity reflected on the latest balance sheet contained in the Company's most recent report on Form 10-Q or Form 10-K filed with the Commission and (iii) changes in the Company's common stock account and preferred stock account since the date of such balance sheet, as certified by the Company's Chief Financial Officer, if requested by a Holder.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Eligible Market" means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq or the Nasdaq SmallCap Market.

         "Equity Conditions" means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) such shares of Common Stock are registered for resale by the Holder pursuant to an effective registration statement, and the prospectus thereunder is available for use by the Holder to sell such shares or all such shares may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act; (iii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing on such Eligible

Market upon issuance; (iv) such issuance would be permitted in full without violating the rules or regulations of the Eligible Market on which such shares are listed or quoted; and (v) no Event of Default nor any event that with the passage of time and without being cured would constitute a Event of Default has occurred and not been cured.

         "Event of Default" means the occurrence of any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

               (i) any default in the payment of principal or liquidated damages in respect of any Debentures, as and when the same becomes due and payable (whether by acceleration or otherwise) or any default in the payment of interest in respect of any Debentures, within five Business Days of when the same becomes due and payable;

              (ii) the Company or any Subsidiary defaults in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary in an amount exceeding $1,000,000, whether such indebtedness now exists or is hereafter created, and such default results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

             (iii)   a Bankruptcy Event;

               iv) the Company shall fail for any reason to deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the tenth Business Day after the Conversion Date or the Company shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of Debentures in accordance with the terms hereof;

               (v) the Company shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within seven days after notice therefor is delivered hereunder or shall fail to pay any liquidated damages due pursuant to the Transaction Documents within seven days of the date of the request for such payment;

              (vi) the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder; or

             (vii) the Company shall incur any Indebtedness which results in a Debt Ratio equal to or in excess of 33%.

        "Indebtedness" means any debt for borrowed money or capital leases.

          "Interest Payment Date" means each March 31, June 30, September 30 and December 31, beginning on June 30, 2002, except if such date is not a Trading Day, in which case such Interest Payment Date shall be the next succeeding Trading Day

          "Liquidation" means for any Person, any liquidation, dissolution or winding-up of such Person, whether voluntary or involuntary, by operation or law or otherwise.

         "Mandatory Prepayment Amount" for any Debentures shall equal the principal amount of Debentures to be prepaid and, if applicable, the Reinstated Principal, plus all accrued and unpaid interest thereon.

         "Nasdaq" means the Nasdaq National Market.

         "Original Issue Date" means the date of the first issuance of any Debentures regardless of the number of transfers of any particular Debenture and regardless of the number of certificates which may be issued to evidence such Debentures.

         "Optional Prepayment Price" for the principal amount of the Debentures to be prepaid under Section 8, shall mean the sum of: (i) the principal amount of the Debentures to be prepaid and (ii) all accrued and unpaid interest, other amounts, costs, expenses and liquidated damages due in respect of the Debentures.

         "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

         "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened concerning the interpretation, enforcement or defense of any transaction contemplated by any Transaction Document (whether brought against a party hereto or such parties affiliates, directors, officers, employees or agents).

         "Purchase Agreement" means the Securities Purchase Agreement, dated as of May 30, 2002, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated as of May 30, 2002, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

         "Registration Statement" means a registration statement meeting the requirements of the Registration Rights Agreement and covering the resale of all Underlying Shares by the Holders who shall be named as "selling shareholders" thereunder.

         "Reinstated Principal" means the principal amount of Debentures converted during the ten Trading Days preceding the delivery of an Event of Default Notice, for which the Company issued or was obligated to issue Underlying Shares to the Holder.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Trading Day" means: (a) a day on which the shares of Common Stock are traded on an Eligible Market, or (b) if the shares of Common Stock are not listed on an Eligible Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or
(c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean a Business Day.

         "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

         "Underlying Shares" means, collectively, the shares of Common Stock issuable upon conversion of Debentures in accordance with the terms hereof.

         2. Interest. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 6.5% per annum, payable quarterly in arrears on each Interest Payment Date. Interest shall be payable in cash and shall be calculated on the basis of a 365-day year and calendar month and shall accrue daily commencing on the Original Issue Date. If the Company fails for any reason to pay interest in cash by the third Trading Day following an Interest Payment Date, a Holder may (but shall not be required to) treat such interest as if it had been added to the principal amount of the Debentures as of such Interest Payment Date. Any interest that is not paid within three Trading Days following an Interest Payment Date and that is not added to the principal amount of the Debentures shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 12% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the date such interest is due hereunder through and including the date of payment).

         3. Registration of Debentures. The Company shall register the Debentures upon records to be maintained by the Company for that purpose (the "Debenture Register") in the name of each record holder thereof from time to time. The Company may deem and treat the registered Holder of this Debenture as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest hereon, and for all other purposes, absent actual notice to the contrary.

         4. Registration of Transfers and Exchanges. The Company shall register the transfer of any portion of this Debenture in the Debenture Register upon surrender of this Debenture to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new debenture, in substantially the form of this Debenture (any such new debenture, a "New Debenture"), evidencing the portion of this Debenture so transferred shall be issued to the transferee and a New Debenture evidencing the remaining portion of this Debenture not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Debenture by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Debenture. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange. Transfers of this Debenture and the shares of Common Stock issuable on conversion thereof hereby are governed by Section 4.1 of the Purchase Agreement.

         5.    Conversion.
               ----------

               (a)   (i)   At the Option of the Holder. All or a minimum of
$100,000 (unless a smaller amount of principal is then outstanding) of the principal amount of this Debenture then outstanding shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(ii)), at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions under this
Section 5(a)(i) by delivering the Company with a written notice in the form attached hereto as Exhibit A (a "Conversion Notice"). The number of Underlying Shares issuable upon any conversion hereunder shall (subject to the limitations of Section 5(a)(ii))equal the outstanding principal amount of this Debenture to be converted divided by the Conversion Price.

                     (ii) Certain Conversion Restrictions. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a Holder upon any conversion of Debentures (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice hereunder will constitute a representation by the applicable Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Underlying Shares issuable in respect of such Conversion Notice does not violate the restriction contained in this paragraph. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a merger, sale or other business combination or reclassification involving the Company as contemplated herein.

               (b)   Mechanics of Conversion.
                     -----------------------

                     (i) By the third Trading Day after each Conversion Date, the Company shall issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion which, unless required by the Purchase Agreement, shall be free of all restrictive legends. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become the holder of record of such Underlying Shares as of the Conversion Date. If the Company's transfer agent is eligible to participate in the Depositary Trust Corporation DWAC system and no legends are required to be included on the certificates representing Underlying Shares pursuant to the Purchase Agreement, the Company shall, upon request of the Holder, use its best efforts to deliver Underlying Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

               (c) To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture unless the aggregate principal amount represented by such Debenture is being converted, in which event, the Holder shall deliver such Debenture promptly to the Company (it being understood that such delivery is not a condition precedent to the Company's obligations to deliver Underlying Shares upon such conversion). Conversions hereunder shall have the effect of lowering the outstanding principal amount represented by such Debenture in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Schedule attached as Schedule I, which will be maintained by the Company and the Holder.

               (d) The Company's obligations to issue and deliver Underlying Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Underlying Shares.

               (e) If by the third Trading Day after a Conversion Date the Company fails to deliver to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 5(b), then the Holder will have the right to rescind such conversion.

               (f) If by the third Trading Day after a Conversion Date the Company fails to deliver to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 5(b), and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Company shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the aggregate number of Underlying Shares that the Company was required to deliver to the Holder in connection with the conversion at issue by (2) the Closing Price at the time of the obligation giving rise to such purchase obligation and (B) at the option of the Holder, either reinstate the principal amount of Debentures and equivalent number of Underlying Shares for which such conversion was not timely honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Debentures with a market price on the date of conversion totaling $10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder and details as to the dates and amounts of trades executed by the Holders specifically in respect of the Buy-In.

               (g) Adjustments to Conversion Price. The Conversion Price in effect on any Conversion Date shall be subject to adjustments in accordance with this Section 5(g):

                     (i) Stock Dividends and Splits. If the Company, at any time while any Debentures are outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

                     (ii) Additional Distributions. If the Company, at any time while any Debentures are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security ("Distribution Rights"), then in each such case the Conversion Price at which the principal amount of Debentures shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such Distribution Rights by a fraction of which the denominator shall be the Closing Price determined as of the record date mentioned above, and of which the numerator shall be such Closing Price on such record date less the then fair market value at such record date of the portion of the Distribution Rights applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith (the "Adjusted Conversion Price"). In either case the adjustments shall be described in a statement provided to the Holders of the Distribution Rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above. Upon conversion of the Debentures at the Adjusted Conversion Price, the Holder will not be entitled to receive the Distribution Rights granted to other holders of Common Stock. Upon the expiration or termination of the Distribution Rights, the Adjusted Conversion Price shall be adjusted back to the original Conversion Price.

                     (iii) Subsequent Equity Sales. If, at any time or from time to time while this Debenture is outstanding during the period between the Original Issue Date and the 180th day following the Effective Date, the Company or any Subsidiary issues additional shares of Common Stock or Common Stock Equivalents in a financing transaction which is exempt from the registration requirements of the Securities Act, at an effective net price to the Company per share of Common Stock (the "Effective Price") less than the then applicable Conversion Price, then, at the option of the Holder, the Conversion Price shall be reduced to equal the product of: (A) the Conversion Price in effect immediately prior to such issuance of Common Stock or Common Stock Equivalents times (B) a fraction, the numerator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (2) the number of shares of Common Stock which the aggregate Effective Price of the Common Stock issued (or deemed to be issued) would purchase at the Conversion Price on the Trading Day of the issuance of such additional shares of Common Stock or Common Stock Equivalents, and the denominator of which is the aggregate number of shares of Common Stock outstanding or deemed to be outstanding immediately after such issuance. Notwithstanding the foregoing, no adjustment will be made under this paragraph (iii) in respect of the granting of options to employees, officers, directors and bona fide consultants of the Company pursuant to any stock option plan duly adopted by the Company or to the issuance of Common Stock upon exercise of such options.

                     (iv) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

                     (v) Notice of Adjustments. Whenever the Conversion Price is adjusted pursuant to the terms hereof the Company shall promptly mail to each Holder, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

               (h) Reclassifications; Share Exchanges. In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Debentures then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Debentures could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

               (i) Notice of Corporate Events. If (a) the Company shall declare a dividend (or any other distribution) on the Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any Change of Control Transaction, (e) the entering into an agreement to effectuate a Change of Control Transaction, or (f) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall file a press release or Current Report on Form 8-K to disclose such occurrence and notify the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 25 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which any such Change of Control Transaction is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon any such Change of Control Transaction, provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice, which failure shall not effect the obligations of the Company and the rights of the Holders hereunder. Holders are entitled to convert principal amount of this Debenture during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

               (j) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Debentures, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding principal amount of Debentures. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized and issued and fully paid and nonassessable.

               (k) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Closing Price on the applicable Conversion Date. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Company shall pay an amount in cash equal to the Conversion Price multiplied by such fraction.

               (l) The issuance of certificates for Common Stock on conversion of principal amount of this Debenture shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debentures so converted.

               (m) Any and all notices or other communications or deliveries to be provided by the Holders, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Company addressed to 1521 Poplar Lane, Forest Grove, Oregon, Facsimile No.: (503) 357-1504, attention Chief Financial Officer and to the Controller of the Company addressed to 1521 Poplar Lane, Forest Grove, Oregon, Facsimile No.: (503) 992-4054, attention Controller, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time)(with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

         6. Prepayment Upon Event of Defaults. Upon the occurrence of a Event of Default, each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, and by delivery of a written notice to the Company to require the Company (an "Event of Default Notice") to prepay all or a portion of the Debentures then held by such Holder and, at the option of the Holder, all or a portion of the Reinstated Principal, for an amount, in cash, equal to the Mandatory Prepayment Amount. The Mandatory Prepayment Amount shall be due and payable within five Trading Days of the date of the Event of Default Notice. For purposes of this Section, principal amount of Debentures shall remain outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof. Notwithstanding anything herein to the contrary, upon the occurrence of a Bankruptcy Event, all outstanding principal and accrued but unpaid interest on this Debenture shall immediately become due and payable in full in cash, without any further action by the Holder, and the Company shall immediately be obligated to pay the Mandatory Prepayment Amount pursuant to this paragraph as if the Holder had delivered a Event of Default Notice immediately prior to the occurrence of any such Event of Default. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

         7.    Change of Control Transaction.
               -----------------------------

               (a) During the period between the public announcement of a Change of Control Transaction and the 20th day immediately preceding the consummation of such Change of Control Transaction (the date of such consummation, the "Consummation Date"), the Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of the Holder, and by delivery of a written notice to the Company during such period, to require the Company to prepay all or a portion of the Debentures then held by the Holder for an amount in cash, equal to the Change of Control Prepayment Price. Such prepayment price shall be due and payable on the Consummation Date.

For purposes of this Section, principal amount of Debentures shall remain outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof. The Holder may convert any portion of the outstanding principal amount of the Debentures subject to a prepayment hereunder prior to the Consummation Date.

               (b) During the period between the public announcement of a Change of Control Transaction and the 20/th/ day immediately preceding the Consummation Date, the Company shall have the right, exercisable at the sole option of the Company, and by delivery of a written notice to the Holder during such period (a "Company Prepayment Notice" and the date such notice is received by the Holder, a "Company Notice Date"), to prepay all or a portion of the principal amount of Debentures then held by the Holder for an amount in cash equal to the Change of Control Prepayment Price, payable on the Consummation Date. Notwithstanding anything herein to the contrary, the Company shall only be entitled to deliver a Company Prepayment Notice if all of the Equity Conditions set forth in (i)-(iv) are satisfied with respect to all shares of Common Stock issuable on a Company Notice Date. If any of Equity Conditions set forth in
(i)-(iv) shall cease to be in effect during the period between the Company Notice Date and the date the Change of Control Prepayment Price is due pursuant to this Section 7(b) is paid in full, then the Holder subject to such prepayment may elect, by written notice to the Company given at any time after any of the Equity Conditions set forth in (i)-(iv) shall cease to be in effect, to invalidate ab initio such optional prepayment, notwithstanding anything herein contained to the contrary. The Holder may convert any portion of the outstanding principal amount of the Debentures subject to a prepayment hereunder prior to the Consummation Date. Once delivered, the Company shall not be entitled to rescind a Company Prepayment Notice.

               (c) If any portion of the Change of Control Prepayment Price due pursuant to Section 7(b) remains unpaid by the Consummation Date, the Holder subject to such prepayment may elect by written notice to the Company to invalidate ab initio such optional prepayment, notwithstanding anything herein contained to the contrary. If the Holder makes such an election, the aggregate principal amount under this Debenture and all interest due hereunder shall be increased by any accrued liquidated damages and the Company shall no longer have any prepayment rights under Section 7(b).

               (d) In case neither the Company nor the Holder shall have timely exercised its respective rights pursuant to Section 7(a) or (b) hereof (as applicable) in connection with a Change of Control Transaction or in case, subsequent to the exercise by the Company or the Holder of its respective rights pursuant to Section 7(a) or (b) hereof (as applicable), there shall remain a principal amount outstanding under the Debentures on the Consummation Date, then: (x) the Company shall require the surviving entity to issue debentures in such principal amount equal to the principal amount of the Debentures held by the Holder on the Consummation Date, plus all other amounts owing thereon, which newly issued debentures shall have identical terms to the terms of the Debentures and the Holder shall be entitled to all of the rights and privileges of a Holder as set forth herein and the agreements pursuant to which the Debentures were issued, and (y) simultaneously with the issuance of such convertible debentures, the Holder shall have the right to convert such debentures into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Change of Control Transaction (the conversion price applicable for the newly issued convertible debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such Change of Control Transaction and the Conversion Price stated herein).

         8.    Prepayment at the Option of the Company.
               ---------------------------------------

         (a) On or at any time after the 27/th/ month anniversary of the Original Issue Date, the Company shall be entitled to prepay not less than all of the Debentures then held by the Holder for an amount in cash equal to the Optional Prepayment Price. The Company shall initiate such prepayment by providing 20 Trading Days' prior written notice to the Holder (an "Optional Prepayment Notice" and the date such notice is received by the Holder, the "Notice Date"). Notwithstanding anything herein to the contrary, the Company shall only be entitled to deliver an Optional Prepayment Notice pursuant to the terms hereof if: (x) the Closing Price for each of the 40 Trading Days immediately preceding the Notice Date is equal to or greater than 150% of the Conversion Price and (y) the Equity Conditions are satisfied with respect to all shares of Common Stock issuable upon a Notice Date. If any of Equity Conditions shall cease to be in effect during the period between the Notice Date and the date the Optional Prepayment Price is paid in full, then the Holder subject to such prepayment may elect, by written notice to the Company given at any time after any of the Equity Conditions shall cease to be in effect, to invalidate ab initio such optional prepayment, notwithstanding anything herein contained to the contrary. The Holder may convert any portion of the outstanding principal amount of the Debentures subject to an Optional Prepayment Notice prior to the date that the Optional Prepayment Price is due and paid in full. Once delivered, the Company shall not be entitled to rescind an Optional Prepayment Notice.

         (b) The Optional Prepayment Price shall be due on the 20/th/ Trading Day immediately following the Notice Date. If any portion of the Optional Prepayment Price shall not be timely paid by the Company, interest shall accrue thereon at the rate of 12% per annum (or the maximum rate permitted by applicable law, whichever is less) until the Optional Prepayment Price plus all such interest is paid in full, which payment shall constitute liquidated damages and not a penalty. In addition, if any portion of the Optional Prepayment Price remains unpaid after such date, the Holder subject to such prepayment may elect by written notice to the Company to invalidate ab initio such optional prepayment, notwithstanding anything herein contained to the contrary. If the Holder makes such an election, the aggregate principal amount under this Debenture shall be increased by any accrued liquidated damages and the Company shall no longer have any prepayment rights under this Section 8.

         9. Ranking. This Debenture ranks pari passu with all other Debentures now or hereafter issued pursuant to the Transaction Documents. No indebtedness of the Company is senior to this Debenture in right of payment, whether with respect of interest, damages or upon liquidation or dissolution or otherwise.

         10.   Miscellaneous.
               -------------

               (a) This Debenture shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

               (b) Subject to Section 10(a), above, nothing in this Debenture shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Debenture. This Debenture shall inure to the sole and exclusive benefit of the Company and the Holder.

               (c) All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for any proceeding, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court or that a New York Court is an inconvenient forum for such Proceeding. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal Proceeding. The prevailing party in a Proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

               (d) The headings herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

               (e) In case any one or more of the provisions of this Debenture shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Debenture shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Debenture.

               (f) No provision of this Debenture may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Debenture shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

               (g) If it shall be found that any interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

              (h) Except pursuant to Sections 6, 7 and 8 hereunder, the outstanding principal amount and interest under this Debenture may not be prepaid by the Company without the prior written consent of the Holder.

              (i) Except as otherwise set forth herein, this Debenture shall not entitle the Holder to any of the rights of a shareholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of shareholders or any other proceedings of the Company, unless and to the extent converted into Underlying Shares in accordance with the terms hereof.

              (j) If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed debenture, a New Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                             SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

                                      MERIX CORPORATION


                                      By:    /s/ Mark R. Hollinger
                                             -----------------------------------
                                      Name:  Mark R. Hollinger
                                      Title: Chairman, Chief Executive Officer
                                      and President

                                    EXHIBIT A

                                CONVERSION NOTICE

(To be Executed by the Registered Holder in order to convert Debentures)

         The undersigned hereby elects to convert the principal amount of Debenture indicated below, into shares of Common Stock of Merix Corporation as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Debenture.

Conversion calculations:   _____________________________________________________
                           Date to Effect Conversion

                           _____________________________________________________
                           Principal amount of Debenture owned prior to conversion

                           _____________________________________________________
                           Principal amount of Debenture to be Converted

                           _____________________________________________________
                           Principal amount of Debenture remaining after Conversion

                           _____________________________________________________
                           Number of shares of Common Stock to be Issued

                           Conversion Price ____________________________________


                           Signature ___________________________________________

                           Name ________________________________________________

                           Address _____________________________________________

         By the delivery of this Conversion Notice, the Holder represents and warrants to the Company that: (x) its ownership of the Common Stock does not exceed the restrictions set forth in Section 5(b) of the Debenture and (y) it has or will sell the shares of Common Stock issuable upon conversion of this Debenture pursuant to the Company's registration statement covering the resale by the Holder of such shares and, in connection therewith, has or will comply with its prospectus delivery requirements under Federal securities laws.

                                   Schedule 1

                               CONVERSION SCHEDULE

6.5% Convertible Debentures, due May 30, 2007, in the aggregate principal amount of $25,000,000 issued by Merix Corporation. This Conversion Schedule reflects conversions made under the above referenced Debentures.

Dated:

---------------------------------------------------------------------------------------------------------------------------
Date of Conversion           Amount of Conversion         Aggregate Principal   Applicable             Mandatory
                                                          Amount Remaining      Conversion Price       Prepayment Amount
                                                          Subsequent to                                and applicable
                                                          Conversion                                   Liquidating
                                                                                                       Conversion Price
---------------------------------------------------------------------------------------------------------------------------
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